Exhibit 5

MARK A. WEISS
DIRECT DIAL: (513) 579-6599
FACSIMILE: (513) 579-6457
E-MAIL: MWEISS@KMKLAW.COM

March 5, 2004

Meritage Hospitality Group Inc.
Suite 200
1971 East Beltline Ave., N.E.
Grand Rapids, Michigan 49525

Ladies and Gentlemen:

        We have acted as counsel in connection with a Registration Statement on Form S-3 (the “Registration Statement”) of Meritage Hospitality Group Inc. (the “Company”) under the Securities Act of 1933 relating to (1) 208,333 Class A Warrants and 208,333 Class B Warrants (collectively the “Warrants”) issued by the Company (2) up to 416,666 shares (the “Warrant Shares”) of common stock of the Company (the “Common Stock”) issuable upon exercise of the Warrants; (3) up to 500,000 shares of the Company’s Series B Preferred Shares (the “Preferred Shares”); (4) up to 897,666 shares (the “Converted Common Stock”) of Common Stock initially issuable upon conversion of the Preferred Shares; and (5) 416,666 additional shares of Common Stock (the “Additional Shares”).

        We have, as counsel, examined such corporate records, certificates of public officials and officers of the Company and other documents and reviewed such questions of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below. In rendering such opinions, we have assumed the genuineness of all signatures and the authenticity of all documents examined by us and the legal capacity of natural persons who are parties to the documents examined by us. As to various questions of fact material to such opinions, we have relied upon representations of the Company.

        Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Warrants and the Preferred Shares have been duly authorized, validly issued, fully-paid and nonasessable.

2. The Additional Common Stock has been duly authorized, validly issued, fully-paid and nonasessable shares of Common Stock

3. Upon payment of the exercise price and the issuance and delivery of the Warrant Shares in conformance with the terms of the Warrants and as provided in the Registration Statement, the Warrant Shares will be duly authorized, validly issued, fully-paid and nonasessable shares of Common Stock.

4. Upon conversion of the Preferred Shares and the issuance of the Converted Common Stock in conformance with the terms of the Preferred Shares and as provided in the Registration Statement, the Converted Common Stock will be duly authorized, validly issued, fully-paid and nonasessable shares of Common Stock.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely yours, KEATING, MUETHING & KLEKAMP, P.L.L. BY: /s/Mark A. Weiss —————————————— Mark A. Weiss